Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Treasurer & Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com
FEI Reports Record Revenue and Bookings for the First Quarter of 2012
Revenue of $217.6 Million and Bookings of $221.8 Million
GAAP Earnings of $25.7 Million and Diluted EPS of $0.63
HILLSBORO, Ore., May 1, 2012 - FEI Company (NASDAQ: FEIC) reported record revenue and bookings for the first quarter ended April 1, 2012. Diluted earnings per share were up 17% compared with the same quarter a year ago and within the company's guidance range.
First quarter revenue of $217.6 million was up 10.5% compared to $197.0 million in the first quarter of 2011 and up 2.1% from $213.0 million in the fourth quarter of 2011.
The gross margin in the first quarter was 45.1%, compared with 43.6% in the first quarter of 2011 and 44.4% in the fourth quarter of 2011.
GAAP net income was $25.7 million or $0.63 per diluted share, compared with $22.3 million or $0.54 per diluted share in the first quarter of 2011 and $29.1 million or $0.72 per diluted share in the fourth quarter of 2011. The fourth quarter of 2011 included a significant net tax benefit as well as certain charges, as detailed in the company's press release of February 8, 2012.
For the first quarter of 2012, net bookings were $221.8 million, up 16% from $190.8 million in the first quarter of 2011 and up 9% from $203.6 million in last year's fourth quarter. The book-to-bill ratio for the quarter was 1.02 to 1, and the backlog at the end of the quarter was $434.9 million.
Total cash, investments and restricted cash at the end of the quarter were $396.4 million, compared with $456.1 million at the end of the fourth quarter of 2011. Cash declined as expected primarily due to the purchase of ASPEX Corporation and payment of incentive compensation for 2011's record results, along with capital expenditures and modest working capital requirements to support growth.
“We have started 2012 with all-time record orders and solid execution after a record-setting 2011,” commented Don Kania, president and CEO. “The booking record was led by our Electronics business, and bookings were up in three of our four business segments compared with a year earlier. Nearly all of the growth was organic. Gross margins improved from last year and the fourth quarter, keeping us on track toward our target for the end of 2012.”
Guidance for Q2-2012
For the second quarter of 2012, revenue is expected to be in the range of $215 million to $225 million, and bookings are expected to be at least $205 million. GAAP earnings per share are expected to be in the range of $0.64 to $0.70, assuming a 22% effective tax rate.
Investor Conference Call -- 2:00 p.m. Pacific time, Tuesday, May 1, 2012
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-888-549-7880 (U.S., toll-free) or 1-480-629-9722 (international and toll), with the conference title: FEI First Quarter Earnings Call, Conference ID 4531442. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4531442#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.

Safe Harbor Statement
This news release contains forward-looking statements that include statements regarding our guidance for revenue, earnings per share and bookings for the second quarter of 2012 and our outlook for 2012. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding” , “expect”, “expects”, “are expected”, “will”, “projecting”, “estimate”, and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Materials Science, Electronics and Life Sciences market segments; potential reduced governmental spending due to budget constraints and current uncertainty around global sovereign debt; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries (which are the major components of Electronics market revenue); fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; risks associated with building and shipping a high percentage of the company's quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to develop or deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications across many industries: materials science, life sciences, semiconductors, data storage, natural resources and more. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,200 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 1, 2012	December 31, 2011	April 3, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$252,277	$320,361	$367,265
Short-term investments in marketable securities	60,061	16,213	3,362
Short-term restricted cash	18,434	22,564	30,250
Receivables, net	216,704	185,955	178,755
Inventories, net	194,051	182,010	179,487
Deferred tax assets	17,344	18,899	10,514
Other current assets	31,578	27,964	38,601
Total current assets	790,449	773,966	808,234
Non-current investments in marketable securities	33,010	53,341	12,572
Long-term restricted cash	32,611	43,669	38,352
Non-current inventories	61,687	57,575	48,402
Property plant and equipment, net	96,711	85,082	81,799
Goodwill	80,503	58,053	44,832
Deferred tax assets	1,618	934	869
Other assets, net	25,849	17,289	15,077
TOTAL	$1,122,438	$1,089,909	$1,050,137
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$58,039	$52,470	$55,656
Accrued liabilities	50,489	67,386	48,497
Deferred revenue	75,359	72,730	86,232
Income taxes payable	10,802	11,260	9,287
Accrued restructuring, reorganization and relocation	2,265	2,213	3,070
Other current liabilities	47,600	48,623	31,352
Total current liabilities	244,554	254,682	234,094
Convertible debt	89,011	89,011	89,012
Other liabilities	46,966	49,402	41,283
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 37,935, 37,866 and 38,690 shares issued and outstanding at April 1, 2012, December 31, 2011 and April 3, 2011	496,644	493,698	520,968
Retained earnings	204,328	178,661	97,336
Accumulated other comprehensive income	40,935	24,455	67,444
Total shareholders’ equity	741,907	696,814	685,748
TOTAL	$1,122,438	$1,089,909	$1,050,137

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 1, 2012	December 31, 2011	April 3, 2011
NET SALES:
Products	$169,344	$168,416	$156,032
Service and components	48,211	44,574	40,928
Total net sales	217,555	212,990	196,960
COST OF SALES:
Products	87,338	89,496	83,595
Service and components	32,106	28,952	27,461
Total cost of sales	119,444	118,448	111,056
Gross margin	98,111	94,542	85,904
OPERATING EXPENSES:
Research and development	22,722	21,547	17,940
Selling, general and administrative	41,323	47,175	35,782
Restructuring, reorganization and relocation	—	2,100	285
Total operating expenses	64,045	70,822	54,007
OPERATING INCOME	34,066	23,720	31,897
OTHER INCOME (EXPENSE), NET	(2,063)	(2,470)	(222)
INCOME BEFORE TAXES	32,003	21,250	31,675
INCOME TAX EXPENSE (BENEFIT)	6,336	(7,838)	9,363
NET INCOME	$25,667	$29,088	$22,312
BASIC NET INCOME PER SHARE DATA	$0.68	$0.77	$0.58
DILUTED NET INCOME PER SHARE DATA	$0.63	$0.72	$0.54
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	37,886	37,727	38,478
Diluted	41,518	41,293	42,101

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)
	April 1, 2012	December 31, 2011	April 3, 2011
NET SALES:
Products	77.8%	79.1%	79.2%
Service and components	22.2	20.9	20.8
Total net sales	100.0%	100.0%	100.0%
COST OF SALES:
Products	40.1%	42.0%	42.4%
Service and components	14.8	13.6	13.9
Total cost of sales	54.9%	55.6%	56.4%
GROSS MARGIN:
Products	48.4%	46.9%	46.4%
Service and components	33.4	35.0	32.9
Gross margin	45.1	44.4	43.6
OPERATING EXPENSES:
Research and development	10.4%	10.1%	9.1%
Selling, general and administrative	19.0	22.1	18.2
Restructuring, reorganization and relocation	—	1.0	0.1
Total operating expenses	29.4%	33.3%	27.4%
OPERATING INCOME	15.7%	11.1%	16.2%
OTHER INCOME (EXPENSE), NET	(0.9)%	(1.2)%	(0.1)%
INCOME BEFORE TAXES	14.7%	10.0%	16.1%
INCOME TAX EXPENSE (BENEFIT)	2.9%	(3.7)%	4.8%
NET INCOME	11.8%	13.7%	11.3%

(1)	Percentages may not add due to rounding.

FEI COMPANY
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Q1 Ended April 1, 2012	Q4 Ended December 31, 2011	Q1 Ended April 3, 2011
Income Statement Highlights
Consolidated sales	$217.6	$213.0	$197.0
Gross margin	45.1%	44.4%	43.6%
Stock compensation expense	$3.6	$3.3	$2.8
Net income	$25.7	$29.1	$22.3
Diluted net income per share	$0.63	$0.72	$0.54
Interest income add back included in the calculation of diluted EPS	$0.5	$0.5	$0.5
Sales Highlights
Sales by Market Segment
Electronics	$77.9	$54.8	$61.4
Materials Science	73.2	91.8	70.7
Life Sciences	18.3	21.8	24.0
Service and Components	48.2	44.6	40.9
Sales by Geography
USA & Canada	$69.1	$59.0	$63.6
Europe	63.0	69.5	58.1
Asia-Pacific and Rest of World	85.5	84.5	75.3
Gross Margin by Market Segment
Electronics	53.6%	53.7%	51.8%
Materials Science	45.5	43.5	43.6
Life Sciences	38.1	44.0	41.2
Service and Components	33.4	35.0	32.9
Bookings and Backlog
Bookings - Total	$221.8	$203.6	$190.8
Book-to-bill Ratio	1.02	0.96	0.97
Backlog - Total	$434.9	$430.7	$465.7
Backlog - Service and Components	93.8	87.4	88.5
Bookings by Market Segment
Electronics	$87.0	$72.5	$64.5
Materials Science	65.1	71.5	55.1
Life Sciences	15.1	19.5	23.1
Service and Components	54.6	40.1	48.1
Bookings by Geography
USA & Canada	$63.2	$48.6	$48.5
Europe	54.7	51.6	65.5
Asia-Pacific and Rest of World	103.9	103.4	76.8
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$396.4	$456.1	$451.8
Operating cash generated (used)	$(32.2)	$49.9	$9.7
Accounts receivable	$216.7	$186.0	$178.8
Days sales outstanding (DSO)	91	80	83
Inventory turnover	1.9	2.0	2.1
Fixed asset investment	$6.2	$4.7	$1.9
Depreciation expense	$5.2	$4.9	$4.5
Working capital	$545.9	$519.3	$574.1
Headcount (permanent and temporary)	2,221	2,074	1,844
Euro average rate	1.315	1.351	1.366
Euro ending rate	1.335	1.294	1.409